EXHIBIT 11

                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                    COMPUTATION OF PER COMMON SHARE EARNINGS
                     (In Millions, Except Per Share Amounts)

                                                   For the Three Months      For the Nine Months
                                                          Ended                     Ended
                                                   ---------------------     ---------------------
                                                   Sept 27,     Sept 29,     Sept 27,     Sept 29,
                                                     1996         1995         1996         1995
                                                   --------     --------     --------     --------
EARNINGS
Net earnings .................................     $   331      $   300      $  1,174     $   810
Preferred stock dividends ....................         (12)         (11)          (35)        (35)
                                                   -------      -------      --------     -------
Net earnings applicable to common stockholders     $   319      $   289      $  1,139     $   775
                                                   =======      =======      ========     =======

PRIMARY WEIGHTED AVERAGE SHARES
Common stock .................................       167.7        175.6         170.4       177.2
Assuming issuance of shares relating to
 employee incentive plans ....................        21.5         20.8          22.2        19.1
                                                   -------      -------      --------     -------
Total shares .................................       189.2        196.4         192.6       196.3
                                                   =======      =======      ========     =======

PRIMARY EARNINGS PER SHARE ...................     $  1.69      $  1.47      $   5.91     $  3.95
                                                   =======      =======      ========     =======
Fully Diluted Weighted Average Shares
Common stock .................................       167.7        175.6         170.4       177.2
Assuming issuance of shares relating to
employee incentive plans .....................        22.9         21.6          22.9        21.6
                                                   -------      -------      --------     -------
Total shares .................................       190.6        197.2         193.3       198.8
                                                   =======      =======      ========     =======

FULLY DILUTED EARNINGS PER SHARE .............     $  1.68      $  1.46      $   5.89     $  3.90
                                                   =======      =======      ========     =======

Note: Primary and fully diluted earnings per share are based on actual numbers before rounding